Exhibit 99.1


[XL Capital Logo Omitted]

                                                            XL Capital Ltd
                                                                  XL House
                                                       One Bermudiana Road
                                                            Hamilton HM 11
                                                                   Bermuda
                                                     Phone: (441) 292-8515
                                                       Fax: (441) 292-5280
Press Release


Contact:  Scott C. Hoy                                  Roger R. Scotton
          Investor Relations                            Media Relations
          (441) 294-7201                                (441) 294-7165


                 XL CAPITAL LTD TO REDEEM ALL OF ITS OUTSTANDING
                   ZERO-COUPON CONVERTIBLE DEBENTURES DUE 2021


HAMILTON, BERMUDA (November 12, 2004) -- XL Capital Ltd (NYSE: XL) ("XL") announced today that it has called for redemption all of its outstanding Zero-Coupon Convertible Debentures due 2021 ("CARZ"). The redemption date for the CARZ will be November 29, 2004. The redemption price will be $650.5836 per $1,000 principal amount at maturity of CARZ. In the event all of the outstanding CARZ are surrendered for redemption, the aggregate redemption price would be $657,631,372.39.

In order to receive the CARZ redemption price, holders must deliver their CARZ to U.S. Bank National Association, as paying agent under the indenture governing the CARZ.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of September 30, 2004, XL Capital Ltd had consolidated assets of approximately $46.8 billion and consolidated shareholders' equity of approximately $7.4 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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